Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 5, 2014

WINTHROP REALTY TRUST’S SHAREHOLDERS APPROVE PLAN OF LIQUIDATION

FOR IMMEDIATE RELEASE – BOSTON, August 5, 2014/ -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced that at its special meeting of common shareholders held earlier in the day holders of approximately 73% of Winthrop’s common shares of beneficial interest approved the plan of liquidation previously adopted by Winthrop’s Board of Trustees.  As a result, the plan of liquidation was approved by the requisite vote of shareholders.  Winthrop will seek to sell all of its assets in an orderly fashion with a view towards maximizing proceeds.  The liquidation will be done in accordance with the plan of liquidation approved by the shareholders and it is Winthrop’s intention to complete the liquidation by August 5, 2016.  If, however, Winthrop has not sold all of its assets and paid all of its debts by August 5, 2016, or if Winthrop’s Board of Trustees determines that it is otherwise advisable to do so, Winthrop will transfer and assign its remaining assets to a liquidating trust.
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About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate collateralized debt and REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.